Tactical Investment Series Trust 485BPOS

Exhibit 99(h)(4)

TFA Trust Regular Meeting of the Board of Trustees - Update on the Reorganization of the Funds

APPENDIX C

TACTICAL INVESTMENT SERIES TRUST
EXPENSES LIMITATION AGREEMENT
TACTICAL FUND ADVISORS, LLC

THIS EXPENSES LIMITATION AGREEMENT (the “Agreement”), dated July 9, 2021, by and between TACTICAL INVESTMENT SERIES TRUST, a Delaware statutory trust (the “Trust”), on behalf of the series named on Appendix A hereto (each, a “Fund” and together the “Funds”), each a series of the Trust and the Adviser, Tactical Fund Advisors, LLC (the “Adviser”).

WITNESSETH:

WHEREAS, the Adviser renders advice and services to each Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Adviser dated as of the July 9, 2021 (the “Investment Advisory Agreement”); and

WHEREAS, the Funds are responsible for, and have assumed the obligation for, payment of certain expenses pursuant to the Investment Advisory Agreement that have not been assumed by the Adviser; and

WHEREAS, the Adviser desires to limit each Fund’s Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Fund) desires to allow the Adviser to implement those limits;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1.  Limit on Operating Expenses. The Adviser hereby agrees to limit each Fund’s current Operating Expenses to an annual rate, expressed as a percentage of a share classes’ average daily net assets, to the amounts listed in Appendix A (the “Annual Limit”) for the time periods indicated. In the event that the current Operating Expenses of the Fund, on a class-specific basis, as accrued each month, exceed the respective Annual Limit, the Adviser will, as needed, waive its fees and pay to each Fund, on a monthly basis, the excess expense within 30 days of being notified that an excess expense payment is due.

2. Definition. For purposes of this Agreement, the term “Operating Expenses” with respect to each Fund, is defined to include all expenses necessary or appropriate for the operation of the Fund and including the Adviser’s investment advisory or management fee detailed in the Investment Advisory Agreement (or a predecessor fund’s investment advisory agreement with the Adviser), but does not include any front-end or contingent deferred loads, taxes, leverage interest, borrowing interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, dividend expense on securities sold short, acquired (underlying) fund fees and expenses or extraordinary expenses such as litigation.

3. Reimbursement of Fees and Expenses. The Adviser retains its right to receive reimbursement of any fees waived or excess expense payments paid by it pursuant to this Agreement (or any prior expense limitation agreement with a predecessor fund to each Fund) for three years from the date on which the waiver or reimbursement occurs, if such reimbursement can be achieved within the lesser of the Operating Expense Limitations listed in Appendix A or the expense limits in place at the time of recoupment. The Adviser’s right to receive such reimbursement shall survive the termination of either this Agreement or the Investment Advisory Agreement.

TFA Trust Regular Meeting of the Board of Trustees - Update on the Reorganization of the Funds

4. Term. This Agreement shall become effective on the date specified herein and shall remain in effect until the dates listed in Appendix A for each Fund, unless sooner terminated as provided in Paragraph 5 of this Agreement.

5. Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of each Fund, upon sixty (60) days’ written notice to the Adviser. This Agreement may not be terminated by the Adviser without the consent of the Board of Trustees of the Trust. This Agreement will automatically terminate, with respect to each Fund listed in Appendix A if the Investment Advisory Agreement for each Fund is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination for each Fund.

6. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

7. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940 and any rules and regulations promulgated thereunder.

TFA Trust Regular Meeting of the Board of Trustees - Update on the Reorganization of the Funds

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

TACTICAL INVESTMENT SERIES TRUST	TACTICAL FUND ADVISORS, LLC

By:	By:
Name: Drew K. Horter	Name: Drew K. Horter
Title: President	Title: CEO

TFA Trust Regular Meeting of the Board of Trustees - Update on the Reorganization of the Funds

Appendix A

Tactical Moderate Allocation Fund:

Class	Annualized Percentage of Average Dailey Net Assets	Minimum Duration
A	2.14%	April 30, 2023
I	1.89%	April 30, 2023

Tactical Conservative Allocation Fund:

Class	Annualized Percentage of Average Dailey Net Assets	Minimum Duration
A	2.14%	April 30, 2023
I	1.89%	April 30, 2023

Tactical Growth Allocation Fund:

Class	Annualized Percentage of Average Dailey Net Assets	Minimum Duration
A	2.14%	April 30, 2023
I	1.89%	April 30, 2023

TFA Quantitative Fund:

Class	Annualized Percentage of Average Dailey Net Assets	Minimum Duration
A	2.14%	April 30, 2023
I	1.89%	April 30, 2023

TFA Multidimensional Tactical Fund:

Class	Annualized Percentage of Average Dailey Net Assets	Minimum Duration
A	2.14%	April 30, 2023
I	1.89%	April 30, 2023

TFA AlphaGen Growth Fund:

Class	Annualized Percentage of Average Dailey Net Assets	Minimum Duration
A	2.14%	April 30, 2023
I	1.89%	April 30, 2023

C-4

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